Exhibit 99.2

Endologix, Inc. Company▲	ELGX Ticker▲	Q4 2009 Earnings Call Event Type▲	Feb. 18, 2010 Date▲

MANAGEMENT DISCUSSION SECTION
Operator: Greetings, and welcome to the Endologic (sic) [Endologix] Incorporated Fourth Quarter 2009 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host Mr. Nick Laudico with The Ruth Group. Thank you, you may begin.
Nick Laudico, The Ruth Group

Thanks, operator and thanks everyone for participating in today’s call. Joining me from the company are John McDermott, President and Chief Executive Officer and Bob Krist, Chief Financial Officer. This call is also being broadcast live on the Internet at www.endologix.com. And a replay of the call will be available on the company’s website for 30 days.
Before we begin, I’d like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of Federal Securities Laws. These forward-looking statements involve material risks and uncertainties. For a discussion of risk factors, I encourage you to review the Endologix’s annual report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission. Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast February 18, 2010.
Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call. With that said, I’d like to turn it over to John McDermott.
John McDermott, President and Chief Executive Officer
Thanks Nick. I would like to welcome everybody to the Endologix Fourth Quarter and Full Year 2009 Conference Call. Joining me on the call today is Bob Krist, our Chief Financial Officer who will provide an overview of our financial results following my comments.
Our results in 2009 reflect the continued adoption of our innovative product line and the growing acceptance of our unique approach to abdominal aneurysm repair. Over the course of the year, we strengthened our sales force, entered new international markets, expanded our product portfolio, added to our R&D pipeline, began generating positive operating cash flow and improved our balance sheet.
Importantly, our sales representatives have demonstrated their ability to leverage the new IntuiTrak delivery systems and the clinical advantages of anatomical fixation to gain deeper product penetration. We also became the first and only company to receive FDA approval to run a clinical trial for a fully percutaneous EVAR indication, which will further differentiate our system and give us another competitive advantage in the marketplace.
We believe we have a unique opportunity to continue gaining share in the AAA market, while also building our product portfolio to create a more diversified global company focused on aortic disorders. In addition to giving you an update on the quarter, today I will discuss our strategy to drive growth in 2010 and provide an overview of the significant investments in our sales force and new product pipeline that will position Endologix for success over the next several years.

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Endologix, Inc. Company▲	ELGX Ticker▲	Q4 2009 Earnings Call Event Type▲	Feb. 18, 2010 Date▲

First, I’d like to give a brief update on our patent litigation with Cook. As you will recall both of the subject patents were accepted for re-exam by the patent office and the case was stayed last month. The patent office has just completed their re-exam and determined that the alleged claims in one of the patents are invalid.
In the second patent, they determined that the claims are valid, however, this patent expired in November of last year. The case is still presently stayed, but there is a possibility that we’ll need to litigate the surviving patent in 2010. We continue to believe the alleged infringement is without merit and we will vigorously defend our position.
Turning now to our financial performance. For the fourth quarter of 2009, revenue increased 28% year-over-year to $13.7 million. This was comprised of domestic revenue of $10.8 million, up 18% year-over-year, and international revenue of $2.9 million, up 85% year-over-year. International growth was driven by the continued rollout of IntuiTrak as well as the typical strength we see internationally in the fourth quarter relative to the rest of the year. The total revenue for the full year of 2009 increased 39% over the prior year to a record $52.4 million and we generated $5 million in operating cash flow.
We did experience a slowdown in our growth rate in the U.S. in the second half of 2009 due to increased competitive activity. Specifically, one of our competitors launched new product and we also saw other competitors more aggressively defend their business in reaction to the success of IntuiTrak.
Our domestic sales reached a low point in October, but we have begun gradually increasing our monthly case volumes in rebuilding our momentum. We’ve seen good progress in November, December and January and expect our 2010 first quarter domestic sales to grow sequentially. In 2010, our growth will be driven by the introduction of product line extensions and continued productivity improvements from the sales people we hired in 2008 and 2009.
The product line extensions, which we expect to launch in the second half of the year, will enable us to address a wider range of patient anatomies. We have received very positive physician feedback on these new products and expect our sales force to be able to leverage them to gain incremental cases. We also plan a more aggressive expansion of our U.S. sales force. We finished 2009 with just over 50 sales territories and plan to add an additional 30% more territories by the end of 2010.
Since our reps are present for every AAA procedure, our current large territory sizes make it difficult for them to bring on board new customers and spend enough time in existing accounts to achieve a good level of penetration. By adding more reps, we can decrease travel time, focus on a smaller number of accounts per territory, and more effectively defend against competitive activity when we start up a new customer. We’ve already initiated the recruiting process and have identified several talented and experienced candidates that we believe will have a positive impact on our results. Our goal is to close 2010 with the majority of the new territories filled, adding reps evenly over the course of the year.
Internationally, we expect to continue to benefit from the recent launches of IntuiTrak and IntuiTrak Express with our European and South American distributors, our first full year in the Chinese market and continued growth in Japan. In Q3 and Q4 of 2009, we shipped our initial IntuiTrak stocking orders. And our distributors are now in the process of introducing these new devices to physicians in their markets.
For the full year 2010, we expect total revenue in the range of 62 million to $66 million, which represents 18 to 26% growth over 2009. Due to the timing of the new product launches and the anticipated increased sales force productivity, our revenue growth may be weighted to the second half of the year. Lastly, we will continue to support the collection and publication of data

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Endologix, Inc. Company▲	ELGX Ticker▲	Q4 2009 Earnings Call Event Type▲	Feb. 18, 2010 Date▲

demonstrating the clinical benefits of our products. This includes our recently announced PEVAR clinical trial for which we received IDE approval during the fourth quarter.
There will be a total of 20 clinical sites enrolling patients in the trial, all of which are from prestigious hospitals and institutions. We expect to enroll the majority of patients in 2010 and anticipate approval around the end of 2011, early 2012. Upon FDA approval, Endologix will be the first company to receive a percutaneous indication for AAA further differentiating us from the competition.
With those comments, I would like to turn the call over to Bob Krist for an overview of our financial performance. Bob?
Robert J. Krist, Chief Financial Officer

Thank you, John, and good afternoon to all. Today, I will provide an overview of our key financial results and metrics for the fourth quarter and full year of 2009. Total revenue increased by 28% to 13.7 million in the fourth quarter and by 39% to 52.4 million for the full year driven by new products, sales force, productivity improvement and international growth and expansion.
During the fourth quarter, the number of covered sales territories increased by 11% compared to the fourth quarter of 2008, and average sales dollars per territory increased by 6%. During the full year 2009, the number of sales territories was unchanged from 2008 with the average sales dollars per territory up by 37%. We estimate that new products contributed about $500,000 of incremental revenue in the fourth quarter and approximately $5.6 million for the full year. I do want to point out that Powerlink XL and our suprarenal extensions were launched initially in the fourth quarter of 2008. The launch of those products made our year-over-year revenue base higher than in previous quarters.
For the full year 2009 incremental revenue from new products accounted for approximately 18 percentage points, or about half of the 37% domestic revenue increase compared to 2008. International sales growth in the fourth quarter was driven by the stocking orders for IntuiTrak’s market release in certain European and South American markets that John mentioned, as well as our historical relative strength in the fourth quarter internationally.
Gross margin improved to 75% for the fourth quarter and for the full year, driven by new products and an overall lower cost per unit sold. The sequential improvement in gross margin in the fourth quarter was a result of lower inventory reserves, compared to the third quarter, and the realization of lower cost of goods sold in the Japanese market.
In the third quarter of 2009, we have increased our reserves to account for potential unsold inventory of the company’s previous Visiflex Delivery System in advance of the launch of the IntuiTrak Delivery System internationally. The lower cost of good sold in Japan was the result of a reduction in the cost of the Powerlink Graft Material, a benefit we had realized domestically in the prior year.
We achieved excellent leverage of the operating expense line in 2009 up just 6% year-over-year. This was despite the fact that in the later part of the year, we initiated a significantly increased rate of investment in new product development. This increase in research, development and clinical expense will continue throughout 2010, as we invest in new product programs that will enhance our current product platform and expand our addressable markets. Our increased commitment to R&D together with our investment in the PEVAR clinical trial could result in up to a 70% year-over-year increase in R&D spending. John will discuss those R&D programs in more detail in his closing remarks.

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Endologix, Inc. Company▲	ELGX Ticker▲	Q4 2009 Earnings Call Event Type▲	Feb. 18, 2010 Date▲

The increased expense in sales and marketing in Q4 was primarily focused on our expanded presence at the VEITH symposium in November, where we received encouraging physician feedback on our anatomical fixation clinical results, presentations on the use of IntuiTrak in percutaneous AAA procedures and the preclinical results with our new fenestrated device to treat patients with short neck and juxtarenal aneurysms.
Also in the fourth quarter, we filled three additional sales territories, bringing the total filled territories at year end to just over 50. Earlier, John described our plan to increase the number of sales representatives by about 30% over the course of 2010. The overall cost of this investment is about $400,000 per territory, per year so roughly a $3 million investment in 2010.
General and administrative expenses were well controlled in 2009. G&A was lower for the full year by approximately $900,000 and 10% compared to 2008 and was up in the fourth quarter over prior year by about 2%, however that included some 250,000 in legal fees related to the Cook matter.
In 2009, we dramatically improved our financial position. We have a much improved balance sheet now with more than $24 million in cash on hand at December 31, a newly established $10 million line of credit and no outstanding bank debt. And as you know, we generated positive cash flow in each of the last three quarters of 2009. Accounts receivable days outstanding averaged 53 days, including both domestic and international accounts and was 53 days at quarter end. Inventory turnover was at 2.4 turns at the end of the quarter, which is a 33% improvement over inventory turn over at the end of 2008.
Turning to guidance for the full year 2010, we are expecting revenue in the range of 62 to $66 million an 18 to 26% increase over 2009, and we expect to achieve positive earnings per share on a GAAP basis. Our EPS guidance assumes planned investments in sales force expansion, research and development, and clinical initiatives and excludes the potential impact of litigation, acquisitions or other business development transactions.
And looking to the first quarter of 2010, we expect domestic revenue to grow sequentially over the fourth quarter of 2009. Based on the timing of new product launches and continued improvement in sales force productivity, the majority of our growth in 2010 may be weighted to the second half of the year.
Our goal over the next few years is to increase revenue by 20% or more per year and generate sufficient cash flow to fund our continued investments in the sales force and research and development. We will also leverage our strong balance sheet to make selective investments in innovative aortic technologies that will further strengthen our new product pipeline.
In summary, we feel very good about the financial foundation we now have in place to support the future growth of the company in 2010 and well beyond.
With that, I’ll turn the call back to John.
John McDermott, President and Chief Executive Officer

Thanks, Bob. In summary, 2009 was a pivotal year for Endologix. We introduced our new delivery systems IntuiTrak and IntuiTrak Express, which simplify the delivery and deployment of our Powerlink device and give us the lowest profile system in the U.S. to treat patients with large neck aneurysms.
We improved and expanded our sales force in the United States and expanded it in new international markets, allowing us to introduce anatomical fixation and our innovative products to more physicians.

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Endologix, Inc. Company▲	ELGX Ticker▲	Q4 2009 Earnings Call Event Type▲	Feb. 18, 2010 Date▲

Lastly, we improved our balance sheet and cash position to ensure that we have ample resources to continue building the business in 2010 and beyond. In 2010, we’ll increase the number of sales territories by almost 30% and work hard to drive improved productivity from existing reps. Outside the U.S., we expect continued solid growth as our products gain traction in market acceptance.
Before we open it up to questions, I’d like to take a moment to share with you our longer-term vision to diversify our product portfolio and expand our addressable markets. We see a substantial opportunity to leverage our technology platforms and the clinical success of anatomical fixation in the treatment of abdominal aortic aneurysms. This includes moving up the aorta to treat patients with short aortic necks and juxtarenal aneurysms as well as the rapidly growing thoracic market. The strength of our balance sheet and the continued generation of positive cash flow will allow us to make these investments to enhance our current position and open up new market segments.
As you could see from our Q4 spending, we’ve already started making these investments, and expect to fund these programs with internally generated cash flow. Specifically, we’re investing in the following five new product programs.
First is a new Powerlink line extensions plan for the second half of this year. They will enable us to address a larger patient population and gain more of a physician’s AAA procedures.
Second, our PEVAR clinical study could position us as the only company with a percutaneous indication, which will enable us to proactively train physicians on this emerging technique. Third, we’re working on a low profile AAA device, which will expand the EVAR market and strengthen our position as an innovator in the category. The new device includes the design features to optimize percutaneous procedures and complements our PEVAR investment.
Fourth, over the past year, we’ve been developing a new fenestrated device to treat patients with very short aortic necks and juxtarenal aneurysms. These are the most difficult to treat abdominal aneurysms and the segment of the market that is currently not served with existing devices. We’ve presented the preclinical data on this new device at the VEITH Symposium in November and have received very positive physician feedback.
In 2010, we will continue to invest in the development of this product and hope to do our first human implants by the end of this year. Lastly, we’re in the early stages of developing a new device for the treatment of thoracic disorders. While this is a longer-term project, it will allow us to leverage our technologies and sales force investment to enter into a rapidly growing market segment.
Overall, we believe we have a solid plan in place to build upon our progress in 2009 and drive continued revenue growth in 2010 and beyond. We will continue to make strategic investments in our sales force and new product pipeline to support market share gains and build Endologix into a diversified, global company focused exclusively on aortic disorders.
With that, I’d like to open the call to your questions. Operator?

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Endologix, Inc. Company▲	ELGX Ticker▲	Q4 2009 Earnings Call Event Type▲	Feb. 18, 2010 Date▲

QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] Our first question comes from the line of Tim Lee with Piper Jaffray. Please proceed with your question.
<Q — Timothy Lee>: Hi, guys. Good afternoon. Thanks for taking the question. In terms of the new sales force adds here for 2010, how quickly should we think of their productivity? Is there — are these completely green reps that are coming in new to the medical device technology? Or can we see fairly quick turnaround or quick return on those investments?
<A — John McDermott>: Tim, none of them would be new to the medical device technology. The profile of the reps that we’re hiring are all experienced vascular device reps or clinical specialists. So they will all have had some time in market, either in AAA directly or more commonly what we’re doing is hiring reps from other cardiovascular companies with several years experience. Having said that, if they don’t have any AAA experience, it does in our experience take six to nine months for them to really become what I would say productive. As we add more territories and the territories get smaller. The good news is that these new reps will, for the most part be dropping into markets where there is some activity already. So they’re not going to be starting with a zero base of business. And in our experience, that helps them get traction faster. But I would use, just as a general rule of thumb, kind of this six to nine month range of limited productivity, and then they start to kick in more actively after that. So the folks that we hire in 2010 will add some cases, particularly at the latter part of 2010, but really start to have more of an impact in 2011.
<Q — Timothy Lee>: All right. John, I guess what I’m trying to reconcile is your total revenue outlook here for 2010. When you kind of take the underlying market growth that you will get some productivity out of the expanded territories. Are the competitive forces that, I guess, how pressing are the competitive factors that are coming to play, because that, particularly on the low end of your revenue outlook, it seems fairly conservative. Am I thinking about things the wrong way on that, or?
<A — John McDermott>: No. The lower end of the guidance is really primarily a function of the anticipated timing for the introduction of the new products. We do think that those will be an important contributor to the year, and since they are going to be second half weighted and we don’t have those approvals yet, we thought it was prudent to guide a wider range, given the fact that we can’t really predict that timing. We do still anticipate productivity gains, but there is a more competitive intensity. That being said, we still have unique advantages with our device in anatomical fixation, so we expect to grow.
<Q — Timothy Lee>: And then just one last one, if I may. Just in terms of the some of the competitive actions. What exactly is it that they are doing to kind of block you guys out of the lab?
<A — John McDermott>: Well, I would say that the majority of the competitive activity that we faced in 2009 was really primarily related to the Gore’s introduction of their 31-millimeter device. We’ve done a fair amount of analysis to really try to isolate the different competitive forces, and it’s clear to us that, that’s where we had the greatest impact. Now as I mentioned, we’ve seen good progress that affected us kind of in the August through October timeframe and then in November, December, and January we started to regain our momentum and kind of rebuild our base. So the other competitive activities are just there digging in a little deeper, when we used to be in the hospital, they didn’t really pay much attention to us, now they do. So that’s — but there isn’t really anything really unique or special about those activities, I would say the majority of the impact in the second half of last year was more related to the introduction of that new product.
<Q — Timothy Lee>: Great. Thank you.
<A — John McDermott>: You’re welcome.

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Endologix, Inc. Company▲	ELGX Ticker▲	Q4 2009 Earnings Call Event Type▲	Feb. 18, 2010 Date▲

Operator: Thank you. Our next question comes from the line of John Putnam with Capstone Investments. Please proceed with your question.
<Q — John Putnam>: Yeah. Thanks very much. I was just wondering, you’re talking about a $3 million incremental increase I guess in sales and marketing expense to open up these new territories. Is that on top of, let’s say the 26.5 million of 2009 or John, will it be even a greater amount than that?
<A — John McDermott>: No. Think of that as incremental to what we spent in 2009.
<Q — John Putnam>: Okay. All right.
<A — John McDermott>: John, that is the direct cost related to those additional, that 30% expansion.
<Q — John Putnam>: Okay. And we ought to think of it as being kind of even over the four quarters?
<A — John McDermott>: Yeah. We plan to add those territories kind of gradually, sequentially over the course of the year.
<Q — John Putnam>: Okay. And I guess the other question is R&D hopped up here in the fourth quarter to 2.1 million, but I hear you’re saying basically it will be at around 11 million for the year, up from about 6.5, is that calculation correct?
<A — John McDermott>: Yeah. What we’ve budgeted on the R&D line is the two primarily drivers there are the PEVAR clinical study, and then the increased investment in the different programs that I just mentioned. So we’re forecasting an increase in the R&D investment line item of about 70% for 2010.
<Q — John Putnam>: Okay. And congratulations actually on getting the FDA approval on the PEVAR, but how big a trial is that going to be, John?
<A — John McDermott>: So it’s the study has 150 pivotal patients, and when you add in the roll in patients to that, the total is about 210. It will be done at 20 different sites across the U.S. About a little over half of those sites are actually new customers to us. So it is a pretty big initiative. We’re collaborating with Abbott on that. We’re using Abbott’s closure devices in the study. We expect our first patient in that trial to be enrolled at the end of this month or in March and then take about a year after that to enroll. And the trial has a 30-day follow-up, because it’s primarily focused on the closure as opposed to the device which has already been well studied, which is why we are targeting approval by the end of 2011, first part of 2012.
<Q — John Putnam>: Okay. Great. And one final question. Where do you think gross margins go over the year, John?
<A — John McDermott>: We expect them to remain relatively stable in the mid-70% range.
<Q — John Putnam>: Great. Thanks a lot.
<A — John McDermott>: You’re welcome.
<Q — John Putnam>: Thanks, John.
Operator: Thank you. Our next question comes from the line of Shawn Fitz with Stephens, Inc. Please proceed with your question.

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Endologix, Inc. Company▲	ELGX Ticker▲	Q4 2009 Earnings Call Event Type▲	Feb. 18, 2010 Date▲

<Q — Shawn Fitz>: Hey, good afternoon. Thanks for taking my questions. John, if we do circle back around to some of the new products that could kick in for you all this year. Could you maybe provide a little more detail specifically about what those are in the pipeline? And then maybe just a little bit more clarity in terms of just book-ins as we think about when those might actually be in the marketplace or in your sales force’s bag.
<A — John McDermott>: Yeah. Shawn, I don’t want to provide too much detail in terms of the specific products just for competitive reasons. I don’t want our competitors to know exactly what these products are designed to do. What I can tell you is that it will — they will effectively enable us to treat some anatomies that are more difficult for us to treat today. So if you think back to the introduction of Powerlink XL that was a segment of the market, where we didn’t have a product. These are similar devices to that only more line extensions, not, the large neck segment of the market was about 15% of the market. These aren’t that big of an opportunity. We estimate they’re more in the five to 10% incremental procedure range for us. But they’re basically products that will allow us to treat more patients than we can with the current system.
In terms of book-ins for timing, it’s a little difficult to predict with the FDA. These devices do not require clinical data, and we have already been in discussions with the FDA. We don’t have approvals for the devices yet, but we’re — I would say that the risk of approval is relatively low, but the absolute timing is still somewhat uncertain. It’s difficult for us to predict. The PMA supplements typically have 180-day review times, but they can happen as fast as 100 days, or they can take all the way to 180. So you end up with kind of a two to three-month swing there in terms of potential timing. So it’s a little difficult to predict exactly when we’ll get those approvals. We have target dates, obviously for those submissions, and we know when we think those are going to go in, but how long is it going to take the agency to complete the review is more difficult for us.
<Q — Shawn Fitz>: Okay. So John, if I understood you, these line extensions could open up five to 10% of the market that you all feel like you’re not able to address in a comfortable fashion? Is that the right way to think about it?
<A — John McDermott>: Yes. That’s the right way to think about it. The way to kind of calibrate that with the current product line is, I think that our device is currently very well suited to treat about 80% of the current EVAR patients. And with these extensions, it’s going to get us closer to 90%. There will still be a few select patients with certain iliac-related anatomies, where we won’t be ideal. Now we have customers that use our device 100% of the time. So the device can certainly, it can be used, but just if we want to be balanced and talk about what we’re optimized for, this just broadens the range to be able to comfortably treat about 90% of the EVAR market.
<Q — Shawn Fitz>: Okay. Okay. Great. And then, John, just as we think about percutaneous EVAR, I guess our conversations with clinicians indicate that there are some percutaneous EVAR procedures being performed now. Could you maybe talk about where you think the marketplace is now? And then maybe as we think about this over the longer term, next three years or so where it could go in terms of kind of procedural mix?
<A — John McDermott>: Yeah. I — our estimate, and this is — there is no hard data on this, so this is a bit anecdotal just based on our own interactions with physicians and kind of a more informal sampling. We think that it’s about 15, 10 to 15% of the current EVAR procedures are done percutaneously. Now that is in part limited by the size of the currently available devices. So one of the current limitations to percutaneous is the profile of the devices. What it’s really started to enable this more from our perspective is with IntuiTrak, as you recall the design has an integrated sheath. So we’re already nine French percutaneous on one side of our procedure, compared to all of our competitors who have to do bilateral groin incisions. So we’re already 50% percutaneous. So the device is kind of uniquely positioned there.

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Endologix, Inc. Company▲	ELGX Ticker▲	Q4 2009 Earnings Call Event Type▲	Feb. 18, 2010 Date▲

There is about 30 peer-reviewed articles that talk about the clinical and patient benefits for percutaneous, but I think the other and even more significant limitation to the expansion of that technique in the market is, the fact that because none of the devices are on label, there are no formal training programs where physicians can go and get trained on the technique. So that’s why we’ve decided to do this. If we get the percutaneous indication, then we’ll be in a position to proactively train physicians on the technique. Once that happens, I would expect that 15% of the market to grow. Over a three to five year period of time, I can’t think of a reason why the market wouldn’t evolve to 50% percutaneous.
<Q — Shawn Fitz>: So John, those 15% of the procedures being performed percutaneously, do you think your mix of those procedures is what again?
<A — John McDermott>: Well, I think our mix is fairly relative of our market share. I don’t think we — technically, a physician can still do a percutaneous procedure with the other devices. They’re just more difficult.
<Q — Shawn Fitz>: Okay.
<A — John McDermott>: So we’ve got an advantage in that 15% that’s done today, but the real advantage will come when we’re in a position to proactively train physicians on the technique. That’s really what’s going to drive that transition in the percutaneous market. That together with the introduction over time of lower profile devices, one of which we’re excited about our new program there. We think the combination of a lower profile device plus percutaneous indication gives us a pretty powerful combination.
<Q — Shawn Fitz>: Okay. And then, John, just back to kind of the competitive environment that you all are participating in. It sounds like since October you guys have picked up some momentum. And I guess, I’m just trying to understand in order to hit your hurdle of growing domestic sales sequentially in the first quarter, is there anything heroic that has to happen kind of relative to what you’ve historically seen in March in order to deliver on that objective?
<A — John McDermott>: Nothing that would fall into the heroic category, no. Now it’s just, it’s just blocking and tackling. The way we think about it is, we had a bite of cases taken out of our base, and we’re rebuilding that base now and showing good incremental gains. We monitor that daily and weekly case volumes, and we’re seeing good progress and getting a lot of good anecdotes from the field about bringing on new customers. As I mentioned, about half of the PEVAR clinical study sites are new customers. We haven’t really even realized any of the value there, because those — most of those sites are still in their IRB and contract process. So there isn’t any — the first quarter growth sequentially in the U.S. is not a big stretch.
<Q — Shawn Fitz>: Okay. Thanks for your time guys.
<A — John McDermott>: You’re welcome.
Operator: Thank you. [Operator Instructions] Our next question comes from the line of Larry Haimovitch of Haimovitch Medical Technologies. Please proceed with your question.
<Q — Larry Haimovitch>: Wow. That’s a mouthful, isn’t it?
<A — John McDermott>: Hey, Larry.
<Q — Larry Haimovitch>: Hey, John, congrats on the great year you’ve had. A couple of questions on the percutaneous approach, which I’m very intrigued with. Could you clarify what the French size is, when you talk percutaneous, because different people talk different sizes when they talk percutaneous. I’m curious what you’re referring to?

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Endologix, Inc. Company▲	ELGX Ticker▲	Q4 2009 Earnings Call Event Type▲	Feb. 18, 2010 Date▲

<A — John McDermott>: Right. So our device, the IntuiTrak device fits in a 19 French introducer. Most of the time when you hear people talk about French size, they’re talking about the introducer size. So the system is 19 French introducer, or ID, internal diameter, but the outside diameter of the device, or the OD is really the most important measurement, because that’s what the blood vessel sees. And our system has 21 French OD. On the ipsilateral side or the close side of the procedure and on the contralateral side, we go through a 9 French introducer.
<Q — Larry Haimovitch>: John, isn’t that size too large to call it true percutaneous? When you talk percutaneous, are — does that mean that there is no cut down that that is strictly like an angioplasty procedure or a stenting procedure, where you don’t have to do a cut down, you’re just strictly going into the vessel with all the introducers and everything else you do, because that sounds large to me. I’m surprised we can talk percutaneous at that size.
<A — John McDermott>: Yeah. And that’s where the nuance comes in, because it is different than what you’d see in a cath lab type of perc procedure. It is fully percutaneous through the skin, but what they do Larry, is they actually have what they call a pre-close technique. So they use a suture-based closure device, which actually get placed at the beginning of the procedure. So they can land sutures in the puncture of the vessel. They perform the procedure and then they slide knots down on those sutures at the end. It’s called a pre-close technique and it’s done typically with two different devices, the Abbott Prostar XL or some physicians choose to use the Abbott’s — they use bilateral ProGlide devices. Both of those devices are actually are going to be used in our clinical studies. So it’s not percutaneous in the way that you’re historically think about it. It’s percutaneous with the use of a pre-close technique.
<Q — Larry Haimovitch>: Okay. And then one other question and I’ll jump back into queue, John. And that would be when you — when we think about percutaneous procedures in AAA what I’ve always thought was the real attractive part about it is, is that perhaps at that point you could draw a cardiologist, interventional cardiologist into the mix and now really broaden your customer base. A, do you think that’s true, John? And b, if that’s the case how would you propose to address the interventional cardiologist when you get a percutaneous label?
<A — John McDermott>: Yeah. The first part is, I think that the possibility exists. I think if you talk to interventional cardiologists this is a more time consuming procedure. So I don’t, my personal belief is, this is not going to attract the interest of the masses of interventional cardiology. It will certainly attract the attention of some, but I don’t see it becoming the next new thing that interventional cardiologists want to do. That’s my personal bias.
<Q — Larry Haimovitch>: Yeah.
<A — John McDermott>: So that’s how I would, I believe that our focus and the procedures will over the next several years still be largely driven by vascular surgeons. If you look at the mix of physicians in our clinical study, about 15% of the physicians in the trial are interventional cardiologists and the rest are vascular surgeons. And the majority of published literature that’s been done on percutaneous EVAR has actually come from surgeons.
<Q — Larry Haimovitch>: Okay. So you — bottom line is you don’t expect to be addressing that many interventional cardiologists when you get a broadened label for percutaneous?
<A — John McDermott>: Well, I think we will selectively, but I just don’t personally expect there to be a big sea change in terms of a migration in from interventional cardiology. We’ll have to see. I might be being a little bit conservative here. We already do procedures with some interventional cardiologists and there is a few that do them exclusively percutaneous. So that’s a natural for them. But given the nature of the procedure and the time requirements and also the follow-up requirements in these patients, my personal bias is I just don’t think it’s going be widely adopted by

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Endologix, Inc. Company▲	ELGX Ticker▲	Q4 2009 Earnings Call Event Type▲	Feb. 18, 2010 Date▲

interventional cardiology, but we’ll see once we are in a — right now there is no device with a percutaneous indication. So it goes back to having the indication and being able to proactively train. We’ll see what kind of interest we get from that physician set.
<Q — Larry Haimovitch>: Okay, John. Thanks very much.
<A — John McDermott>: You bet.
Operator: Thank you. Our next question comes from the line of John Putnam with Capstone Investments. Please proceed with your question.
<Q — John Putnam>: Yeah. Thanks very much. In the third quarter, I think of 2009 you had a big stocking order internationally. Can you give us an idea of what the situation was in the fourth quarter? I think it was about $500,000 wasn’t it in the third quarter?
<A — Robert Krist>: John, this is Bob. No. It was not that large. It was — the stocking order to our new distributor in China, and it was in the order of magnitude of 200,000.
<Q — John Putnam>: Okay.
<A — Robert Krist>: And the number in the fourth quarter was a little bigger than that, but not dramatically so.
<Q — John Putnam>: Okay. And can we, should we expect sequential growth in international on a quarter-to-quarter basis?
<A — John McDermott>: Well, John, the — our international sales are historically more weighted toward the second half.
<Q — John Putnam>: Okay.
<A — John McDermott>: So sequential, if you go back and look at the historical international shipments, they tend to be more heavily weighted to the second half.
<A — Robert Krist>: Yeah. I think in fact in more recent years more than 30% of international revenues have been Q4. So it’s a little bit loaded in that Q4 number.
<Q — John Putnam>: Okay. Great. Thanks very much.
<A — Robert Krist>: You’re welcome.
Operator: Thank you. [Operator Instructions] It appears there are no further questions at this time. I would like to turn the floor back to management for any closing comments.
John McDermott, President and Chief Executive Officer

Okay. Thank you, everyone, for joining us on the call today and for your support and interest in Endologix. We look forward to updating you on our first quarter conference call in April.
Operator: Thank you. Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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